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BRIAN DONAHUE, CPA
354 MAIN STREET
CHATHAM, N.J. 07928
Phone (973) 635-2111 Fax (973) 635-2119


Ramoil Management Ltd.

Management:

I hereby give my consent to release to the public the Form 10-QSB dated March 31, 2000. I attest that I have compiled the financial statements and financial statement notes contained therein as per generally accepted accounting principles and based upon the information provided to me by management.


/s/ Brian Donahue
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Brian Donahue
May 19, 2000